EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2017, with respect to the consolidated financial statements included in the Annual Report of Mexco Energy Corporation on Form 10-K for the year ended March 31, 2018. We consent to the incorporation by reference of said report in the Registration Statement of Mexco Energy Corporation on Form S-8 (File No. 333-165296).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

June 26, 2018